Exhibit 5.1

April 2, 2019

Juniper Networks, Inc.,

1133 Innovation Way,

Sunnyvale, California 94089.

Ladies and Gentlemen:

I am Senior Vice President, General Counsel and Secretary at Juniper Networks, Inc., a Delaware corporation (the “Company”). The Company has requested that I provide this opinion. I or other members of the Company’s legal department have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to 2,618,250 shares (the “Securities”) of Common Stock, par value $0.00001 per share, of Juniper Networks, Inc., a Delaware corporation (the “Company”), issuable upon exercise of equity awards previously granted under the Mist Systems, Inc. 2014 Equity Incentive Plan (the “Mist Plan”) and assumed by the Company as of April 1, 2019 pursuant to the terms of an Agreement and Plan of Merger, dated as of February 26, 2019, by and among the Company, Mist Systems, Inc., a Delaware corporation, Viper Acquisition Corp., a Delaware corporation and, solely in its capacity as securityholder representative, Shareholder Representative Services LLC, a Colorado limited liability company.

I, or other members of the Company’s legal department, have examined such corporate records, agreements, certificates and other documents, and such questions of law, as I have considered necessary, relevant or appropriate for the purposes of this opinion. I have also made such other investigations as I have deemed relevant and necessary or appropriate in connection with the opinion hereinafter set forth. In my examination, I have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to me as originals and the conformity to original documents of all documents submitted to me as copies.

Upon the basis of such examination and investigation, I advise you that, in my opinion, when the Registration Statement has become effective under the Act, the terms of the sale of the Securities have been duly established in conformity with the Company’s restated certificate of incorporation (as amended) so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding on the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and the Securities have been duly issued and sold as contemplated by the Registration Statement and the Mist Plan, the Securities will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the Federal laws of the United States and the General Corporation Law of the State of Delaware, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

I have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by me to be responsible.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

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Very truly yours,

/s/ Brian M. Martin
Brian M. Martin, Senior Vice President, General Counsel and Secretary